Exhibit 99.1

Balchem Corporation Announces Fourth Quarter 2013 Results

New Hampton, NY, February 27, 2014 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended December 31, 2013.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended December 31,

	2013	2012
	Unaudited
Net sales	$81,633	$80,060
Gross margin	23,782	22,399
Operating expenses	7,637	7,362
Earnings from operations	16,145	15,037
Interest and other income, net	68	70
Earnings before income tax expense	16,213	15,107
Income tax expense	5,466	5,215
Net earnings	$10,747	$9,892

Diluted net earnings per common share	$0.35	$0.33

Shares used in the calculation of diluted net earnings per common share	31,028	30,391

For the Twelve Months Ended December 31,

	2013	2012
	Unaudited
Net sales	$337,173	$310,393
Gross margin	97,421	89,539
Operating expenses	31,819	29,762
Earnings from operations	65,602	59,777
Interest and other income, net	216	67
Earnings before income tax expense	65,818	59,844
Income tax expense	20,944	19,839
Net earnings	$44,874	$40,005

Diluted net earnings per common share	$1.45	$1.32

Shares used in the calculation of diluted net earnings per common share	30,847	30,353

Balchem Corporation (NASDAQ:BCPC)

Record Quarterly Sales and Net Earnings

For the quarter ended December 31, 2013, the company achieved record fourth quarter sales of $81.6 million, which is an increase of approximately 2.0% above the $80.1 million result of the prior year comparative quarter. Also, record quarterly net earnings were achieved of $10.7 million, an increase of $0.9 million, or 8.6% as compared with the same period last year. The $10.7 million generated diluted net earnings of $0.35 per common share versus $0.33 per common share for the prior year comparable period, an increase of 6.1%.

The ANH segment, including specialties, choline and industrial derivative products, realized sales of $56.9 million, an increase of approximately 1.0%, or $0.5 million over the prior year comparable quarter. The ANH specialty ingredients sector, largely targeted to the ruminant animal markets, realized an approximately 12.8% sales increase from the prior year comparable quarter. This increase was led principally by strong double-digit volume growth of ReaShure®, NitroShure™ and AminoShure®.  Milk prices remained favorable in the quarter. With current lower feedstuff prices and continued strong demand in the U.S. and export markets, our 2014 outlook for these products remains favorable.

On the monogastric specie market, our global feed grade choline product sales were down 2.3% from the prior year comparable quarter. The principal reason for this modest decline was due to avian flu issues affecting poultry production in China and Mexico, leading to aggressive competitive pricing in certain international markets.

Sales of industrial grade products were down approximately 1.7% from the prior year comparable quarter due to a number of variables, principally a result of lower sales of methylamines and other specialty industrial products produced and sold from our Italian operation. Sales of industrial grade products produced and sold in North America, including those for fracking remained solid in the quarter, but growth was impacted by the severe cold weather which swept across the United States, slowing drilling and fracking. The previously noted growth of this market and our success in this space continues to attract competition from off-shore producers, which also impacted growth in the quarter.

With these noted fluctuations of sector sales, earnings from operations for the entire ANH segment increased approximately 14.9% to $8.3 million as compared to $7.2 million in the prior year comparable quarter. This quarterly earnings result reflects continuing raw material cost pressures, but was offset by certain favorable operating efficiencies and product mix.

The ARC Specialty Products (“ARC”) segment generated fourth quarter sales of $12.7 million, a decrease of approximately 2.2% from the comparable prior year quarter. This decrease was principally the result of relatively minor declines in volumes sold of ethylene oxide products due to continued softness in hospital admissions/operations as uncertainty about the Affordable Care Act persists and propylene oxide for synthesis and nutmeat fumigation due to delayed harvest of certain nutmeats, but does reflect a 2.3% improvement sequentially from the third quarter 2013.  Earnings from operations for this segment, at $5.2 million, declined from the prior year comparable quarter principally due to higher raw material costs and increased operating expenses particularly for developmental opportunities based on our existing products.

Balchem Corporation (NASDAQ:BCPC)

Sales of the Food, Pharma & Nutrition (“FPN”) segment were $12.1 million, an increase of 13.2% from the comparable prior year quarter. In the quarter, we realized double-digit growth in sales of both our human choline products for nutritional enhancement as well as in our North American and International food sector where sales of encapsulated ingredients for the baking and food preservation end markets remain strong. Earnings from operations for this segment, increased 15.3% to $2.7 million, versus $2.3 million in the prior year comparable quarter, largely due to increases in sales volumes.

Consolidated gross margin for the quarter ended December 31, 2013 increased 6.2% to $23.8 million, as compared to $22.4 million for the prior year comparable period. Gross margin percentage for the three months ended December 31, 2013 increased to 29.1% as compared to 28.0% in the prior year comparative period, primarily due to a more favorable product mix. For the year, our consolidated gross margin was 28.9%, up slightly over our 2012 result. Operating (Selling, Research & Development, General & Administrative) expenses at $7.6 million for the fourth quarter were up 3.7% from the prior year comparable quarter principally due to costs relating to personnel expenses, including recruiting and relocation, additional Research & Development and legal expenses.  Our effective tax rate for the three months ended December 31, 2013 and 2012 was 33.7% and 34.5%, respectively. This decrease in the effective tax rate is primarily attributable to the timing of certain tax credits and deductions.

The Company continues to maintain and grow a solid financial structure. Net working capital of $242 million at December 31, 2013 included a cash balance of $209 million, up from $145 million at December 31, 2012, no long-term debt, and reflects $8.2 million of capital expenditures in 2013.

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, “We concluded the year with new quarterly records in both revenue and earnings, achieving record annual results in line with our expectations. Certain sectors of the segments continued to grow at double-digit rates, and even though more modest growth rates were realized in the industrial markets this quarter, margin percentage improvement occurred due to certain manufacturing efficiencies and the portfolio product mix.

We do expect each of the markets served to continue to grow organically in 2014 and to execute on our strategy to strengthen the business portfolio and geographies served through acquisition(s).”

Quarterly Conference Call

A quarterly conference call will be held on Thursday, February 27, 2014, at 11:00 AM Eastern Time (ET) to review fourth quarter 2013 results. Dino A. Rossi, Chairman, CEO and President, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Friday, March 14, 2014. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13576322.

Balchem Corporation (NASDAQ:BCPC)

Segment Information

Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements

This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2012. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
ARC Specialty Products	$12,667	$12,958	$51,086	$49,990
Food, Pharma & Nutrition	12,067	10,664	47,569	44,070
Animal Nutrition & Health	56,899	56,438	238,518	216,333
Total	$81,633	$80,060	$337,173	$310,393

Business Segment Earnings:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
ARC Specialty Products	$5,188	$5,509	$20,224	$20,332
Food, Pharma & Nutrition	2,697	2,339	11,233	11,335
Animal Nutrition & Health	8,260	7,189	34,145	28,110
Interest and other income, net	68	70	216	67
Total	$16,213	$15,107	$65,818	$59,844

Selected Balance Sheet Items
	December 31, 2013	December 31, 2012
Cash and Cash Equivalents	$208,747	$144,737
Accounts Receivable, net	39,386	41,999
Inventories	24,824	20,693
Other Current Assets	4,817	4,480
Total Current Assets	277,774	211,909

Property, Plant, & Equipment, net	54,916	52,725
Other Assets	44,182	47,911
Total Assets	$376,872	$312,545

Current Liabilities	$35,753	$30,234
Long-Term Obligations	9,761	9,299
Total Liabilities	45,514	39,533

Stockholders' Equity	331,358	273,012

Total Liabilities and Stockholders' Equity	$376,872	$312,545

Balchem Corporation (NASDAQ:BCPC)
BALCHEM CORPORATION
Consolidated Statements of Cash Flows
Years Ended December 31, 2013 and 2012
(In thousands)

	2013	2012

Cash flows from operating activities:
Net earnings	$44,874	$40,005

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,474	9,641
Stock compensation expense	3,817	3,906
Shares issued under employee benefit plans	-	311
Deferred income taxes	(315)	(92)
Provision for (recovery of) doubtful accounts	-	57
Foreign currency transaction loss	92	88
Changes in assets and liabilities
Accounts receivable	2,958	(7,642)
Inventories	(3,942)	(1,979)
Prepaid expenses and other current assets	495	(387)
Accounts payable and accrued expenses	(2,770)	5,775
Income taxes	(620)	3,890
Other	629	208
Net cash provided by operating activities	55,692	53,781

Cash flows from investing activities:
Capital expenditures	(8,187)	(13,883)
Proceeds from sale of property, plant and equipment	40	-
Intangible assets acquired	(230)	(121)
Net cash used in investing activities	(8,377)	(14,004)

Cash flows from financing activities:
Proceeds from long-term debt	-	178
Principal payments on long-term debt	-	(1,386)
Repayments of short-term obligations	(89)	-
Proceeds from stock options exercised	9,082	1,905
Excess tax benefits from stock compensation	9,397	2,862
Dividends paid	-	(11,703)
Purchase of treasury stock	(1,925)	(1,699)
Net cash provided by (used in) financing activities	16,465	(9,843)

Effect of exchange rate changes on cash	230	22

Increase in cash and cash equivalents	64,010	29,956

Cash and cash equivalents beginning of period	144,737	114,781
Cash and cash equivalents end of period	$208,747	$144,737